FOR IMMEDIATE RELEASE

FRIDAY, January 10, 2014

HURCO REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS FOR FISCAL 2013

INDIANAPOLIS, INDIANA, — January 10, 2014, Hurco Companies, Inc. (Nasdaq, Global Select Market: HURC) today reported results for the fourth quarter and full fiscal year ended October 31, 2013. For the fourth quarter of fiscal 2013, Hurco recorded net income of $1,899,000, or $0.29 per diluted share, as compared to net income of $4,086,000, or $0.63 per diluted share, for the corresponding period in fiscal 2012. For fiscal 2013, Hurco recorded net income of $8,190,000, or $1.25 per diluted share, as compared to net income of $15,638,000, or $2.40 per diluted share, for fiscal 2012.

Sales and service fees for the fourth quarter of fiscal 2013 were $53,942,000, a decrease of $2,125,000, or 4%, from the prior year period. This quarter-over-quarter decrease is net of the favorable impact of $700,000, or 1%, in the fourth quarter of fiscal 2013, due to a stronger Euro when translating foreign sales to U.S. Dollars for financial reporting purposes. Sales and service fees for fiscal 2013 totaled $192,804,000, a decrease of $10,313,000, or 5%, from fiscal 2012. The impact of currency translation on the year-over-year comparison was not material.

The following table sets forth net sales and service fees by geographic region for the quarter and fiscal year ending October 31, 2013 and 2012 (in thousands):

		Net Sales and Service Fees by Geographic Region

		Quarter Ended				Fiscal Year Ended
		October 31,				October 31,
			$	%			$	%
	2013	2012	Change	Change	2013	2012	Change	Change
North America	$16,697	$17,692	$(995)	-6%	$60,759	$60,527	$232	0%
Europe	32,316	33,745	(1,429)	-4%	114,855	119,359	(4,504)	-4%
Asia Pacific	4,929	4,630	299	6%	17,190	23,231	(6,041)	-26%
Total	$53,942	$56,067	$(2,125)	-4%	$192,804	$203,117	$(10,313)	-5%

European sales included $1,923,000 for the fourth quarter of fiscal 2013 and $2,446,000 for fiscal 2013 that were attributable to sales of electro-mechanical components and accessories manufactured by Hurco’s subsidiary, LCM Precision Technologies (LCM). Hurco acquired this business in July 2013. LCM is based in Italy and supplies its components and accessories to Hurco, as well as third parties. LCM products accounted for 6% of sales in Europe for the fourth quarter of fiscal 2013 and 2% for fiscal 2013.

Fourth quarter sales in North America decreased slightly in comparison to a strong fourth quarter in fiscal 2012. Sales in Europe were down during the fourth quarter in comparison to the comparable period in the prior year due to weak market conditions in that region. The decline in sales for the full year was primarily due to weak market conditions in Europe and Asia during much of fiscal 2013.

The following table sets forth new orders booked by geographic region for the quarter and fiscal year ending October 31, 2013 and 2012 (in thousands):

				Orders by Geographic Region

		Quarter Ended				Fiscal Year Ended
		October 31,				October 31,
			$	%			$	%
	2013	2012	Change	Change	2013	2012	Change	Change
North America	$17,723	$20,398	$(2,675)	-13%	$59,799	$61,644	$(1,845)	-3%
Europe	30,630	27,745	2,885	10%	120,349	115,222	5,127	4%
Asia Pacific	3,506	3,674	(168)	-5%	17,718	21,271	(3,553)	-17%
Total	$51,859	$51,817	$42	0%	$197,866	$198,137	$(271)	0%

European orders included LCM product orders of $1,951,000 for the fourth quarter of fiscal 2013, or 6% of total orders for Europe, and $5,719,000, or 5% of total orders for Europe, for fiscal 2013.

The decrease in orders in North America during the fourth quarter of fiscal 2013 was primarily due to the absence of the International Machine Tool Show (IMTS), which is held only during even numbered years in the United States. Excluding LCM orders and the impact of foreign currency translation, orders in Europe for the fourth quarter of 2013 were comparable to the fourth quarter of 2012. For the full fiscal year, excluding the impact of LCM, orders were down in all regions from the prior fiscal year. The largest decrease in order activity was in Asia, due to continued weak market conditions throughout the region. The impact of currency translation on orders booked in the fourth quarter and the full fiscal year was consistent with the impact on sales.

Hurco’s gross profit for the fourth quarter of fiscal 2013 was $15,142,000, or 28% of sales, compared to $17,220,000, or 31% of sales, for the prior year period. For fiscal 2013, gross profit was $55,056,000, or 29% of sales, compared to $63,181,000, or 31% of sales, for fiscal 2012. The decrease in gross profit for the fourth quarter of fiscal 2013 and the full fiscal year was due primarily to lower sales and increased pricing pressure in Europe, which is the primary market for Hurco’s larger, higher performance machines, as well as the adverse effect of leveraging fixed costs over lower sales.

Selling, general and administrative expenses for the fourth quarter of fiscal 2013 were $11,802,000, which was consistent with the prior year period. Selling, general and administrative expenses were $41,413,000 for fiscal 2013, an increase of $253,000, or 1%, over fiscal 2012. The increase in selling, general and administrative expenses for fiscal 2013 was due to approximately $675,000 of one-time costs related to the acquisition and integration of the LCM business.

Cash and cash equivalents totaled $42,804,000 as of October 31, 2013, compared to $35,770,000 as of October 31, 2012. Inventories as of October 31, 2013 were $95,260,000, an increase of $3,940,000, from the end of the prior fiscal year primarily due to an increase of $3,179,000 in inventories of the LCM products.

Michael Doar, Chief Executive Officer, stated, “The European and Asian markets were challenging in fiscal 2013. Since we typically sell the majority of our high performance machines in Europe, we are particularly sensitive to conditions in that region, which have been weak. Earlier this year, we acquired the business of an Italian manufacturer of rotary tables and tilting heads for machine tools. The integration of this business into our operations has gone well, and I’m confident that the advanced technology they provide will yield significant value to our business and to our customers.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company’s products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2013	2012	2013	2012
	(unaudited)
Sales and service fees	$53,942	$56,067	$192,804	$203,117

Cost of sales and service	38,800	38,847	137,748	139,936
Gross profit	15,142	17,220	55,056	63,181

Selling, general and administrative expenses	11,802	11,870	41,413	41,160
Operating income	3,340	5,350	13,643	22,021

Interest expense	86	63	280	168

Interest income	12	11	74	69

Investment income	2	2	21	7

Other (income) expense, net	154	(5)	1,016	65

Income before taxes	3,114	5,305	12,442	21,864

Provision for income taxes	1,215	1,219	4,252	6,226

Net income	$1,899	$4,086	$8,190	$15,638

Income per common share

Basic	$0.29	$0.63	$1.26	$2.41
Diluted	$0.29	$0.63	$1.25	$2.40

Weighted average common shares outstanding
Basic	6,465	6,447	6,455	6,445
Diluted	6,503	6,469	6,497	6,470

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2013	2012	2013	2012
	(unaudited)
Operating Data:

Gross margin	28%	31%	29%	31%

SG&A expense as a percentage of sales	22%	21%	21%	20%

Operating income as a percentage of sales	6%	10%	7%	11%

Pre-tax income as a percentage of sales	6%	9%	6%	11%

Effective Tax Rate	39%	23%	34%	28%

Depreciation and amortization	886	931	3,392	4,126

Capital expenditures	483	1,129	2,380	3,732

Balance Sheet Data:	10/31/2013	10/31/2012

Working capital (excluding cash)	$86,512	$88,239

Days sales outstanding (unaudited)	45	38

Inventory turns (unaudited)	1.4	1.5

Capitalization
Total debt	$3,665	$3,206
Shareholders' equity	151,491	143,793
Total	$155,156	$146,999

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	October 31,	October 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$42,804	$35,770
Accounts receivable, net	36,139	35,297
Refundable taxes	6	1,459
Inventories, net	95,260	91,320
Deferred income taxes	2,080	1,182
Derivative assets	699	708
Other	8,014	7,645
Total current assets	185,002	173,381

Property and equipment:
Land	782	782
Building	7,326	7,352
Machinery and equipment	19,059	17,411
Leasehold improvements	3,634	3,467
	30,801	29,012
Less accumulated depreciation and amortization	(18,502)	(16,933)
	12,299	12,079

Non-current assets:
Software development costs, less accumulated amortization	3,714	3,969
Goodwill	2,807	233
Intangible assets, net	2,155	937
Other assets	5,258	4,713
	$211,235	$195,312

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$35,527	$29,788
Derivative liabilities	1,212	569
Accrued expenses	15,282	15,809
Short-term debt	3,665	3,206
Total current liabilities	55,686	49,372

Non-current liabilities:
Deferred income taxes	743	903
Accrued Tax Liability	1,103	-
Deferred credits and other obligations	2,212	1,244
Total liabilities	59,744	51,519

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,533,510 and 6,502,928 shares issued; and 6,465,054 and 6,447,210 shares outstanding, as of October 31, 2013 and October 31, 2012, respectively	647	645
Additional paid-in capital	54,698	53,415
Retained earnings	98,130	90,586
Accumulated other comprehensive loss	(1,984)	(853)
Total shareholders' equity	151,491	143,793
	$211,235	$195,312